Exhibit 5.1

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

4 March 2026
Your reference

Diageo Investment Corporation

175 Greenwich Street
3 World Trade Centre
New York NY 10007
United States of America

Diageo Capital plc
11 Lochside Place
Edinburgh EH12 9HA
Scotland

and

Diageo plc

16 Great Marlborough Street

London W1F 7HS

United Kingdom

Our reference CLXP/JGG Direct line +44 (0)20 7090 3884

Dear Sirs and Mesdames,

Shelf for the issue of guaranteed debt securities (“Guaranteed Debt Securities”) by Diageo Investment Corporation and Diageo Capital plc (each an “Issuer” and together the “Issuers”) guaranteed as to payment of principal, premium (if any) and interest by Diageo plc (the “Guarantor”) and for the issue by the Guarantor of debt securities (“Diageo Debt Securities” and, together with Guaranteed Debt Securities, “Debt Securities”) and of warrants to purchase Debt Securities (“Debt Warrants”), warrants to purchase Shares (“Equity Warrants”) and warrants to purchase other securities (“Other Warrants” and together with Debt Warrants and Equity Warrants, “Warrants”), purchase contracts (“Purchase Contracts”), units (“Units”), preference shares (“Preference Shares”) and ordinary shares (together with Preference Shares, “Shares”)

We have acted as English legal advisers to the Guarantor in connection with the establishment of the above-mentioned shelf under which the Issuers may from time to time issue Guaranteed Debt Securities and the Guarantor may issue Guarantees (as defined below) on and subject to the terms of the Diageo Capital Indenture (as defined below) and the Diageo Investment Indenture (as defined below) and under which the Guarantor may from time to time issue Diageo Debt Securities on and subject to the terms of the Diageo Indenture (as defined below), Warrants, Purchase Contracts, Units and Shares.

RJ Turnill SR Galbraith DJO Schaffer DR Johnson RA Swallow CS Cameron E Michael RR Ogle HL Davies JC Putnis JC Cotton CNR Jeffs SR Nicholls MJ Tobin	DG Watkins BKP Yu EC Brown J Edwarde AD Jolly JS Nevin RA Byk GA Miles GE O'Keefe MD Zerdin IAM Taylor DA Ives MC Lane LMC Chung	RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson RA Innes	CP McGaffin CL Phillips SVK Wokes NSA Bonsall RCT Jeens V MacDuff DM Taylor RJ Todd WJ Turtle DJO Blaikie CVK Boney F de Falco SNL Hughes PR Linnard	KA O’Connell N Yeung CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan HEB Hecht CL Jackson OR Moir S Shah	G Kamalanathan JE Cook CA Cooke LJ Houston CW McGarel-Groves PD Wickham RR Hilton KM Howes CR Osborne MJ Sandler CM Sharpe JM Slade WCW Brennand DJG Hay	TG Newey LJE Nsoatabe PJC O’Malley SE Osprey DA Shone S Sriram HK Sumanasuriya SC Tysoe AJJ Chadd RA Francis-Pike AF Liaqat TR Peacock TXT Zhuo AT Bulfin	EA Couzens DP Griffith-Jones OM Ladrowska DM Mewton JOD Wharton	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388

This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We have not made any investigation of, and do not express any opinion on, any other law.  This letter is to be governed by and construed in accordance with English law.

This letter is delivered in connection with the registration statement in respect of the Debt Securities, Warrants, Purchase Contracts, Units and Shares on Form F-3 of the Issuers and the Guarantor to be filed with the United States Securities and Exchange Commission (the “SEC”) on or around 4 March 2026 (the “Registration Statement”). Other than in connection with the Registration Statement and the issuance of any securities registered thereby, this opinion is not to be transmitted to anyone else nor is it to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express written consent. We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

For the purpose of this letter, we have examined electronic copies or drafts of the following documents:

1.	the indenture dated 3 August 1998 originally entered into between Diageo Capital plc, the Guarantor and Citibank N.A. (the “Diageo Capital Indenture”) including the form of guarantees to be given by the Guarantor (the “Diageo Capital Guarantees”);

2.	the indenture dated 1 June 1999 originally entered into between Diageo Investment Corporation, the Guarantor and Citibank N.A. (the “Diageo Investment Indenture”) including the form of guarantees to be given by the Guarantor (the “Diageo Investment Guarantees” and, together with the Diageo Capital Guarantees, the “Guarantees”);

3.	the agreement of resignation, appointment and acceptance dated 16 October 2007, by and among the Guarantor, the Issuers, Diageo Finance B.V., The Bank of New York and Citibank N.A., under which the company now known as The Bank of New York Mellon has become the successor trustee to Citibank N.A. under the Diageo Capital Indenture and the Diageo Investment Indenture (the “Agreement of Resignation”);

4.	the form of indenture to be entered into between the Guarantor and the trustee referred to therein (the “Diageo Indenture” and, together with the Diageo Capital Indenture, the Diageo Investment Indenture and the Agreement of Resignation, the “Indentures”) including the form of Diageo Debt Securities;

5.	a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 28 July 2025 attached to the Authorised Signatory's Certificate referred to in paragraph 8 below;

6.	a copy of an email attached to the Authorised Signatory’s Certificate referred to in paragraph 8 below from (i) the Chief Financial Officer of the Guarantor dated 3 March 2026 and (ii) the General Counsel and Company Secretary of the Guarantor dated 4 March 2026;

7.	a copy of the memorandum and articles of association (together with the resolutions and agreements filed at Companies House under section 30 of the Companies Act 2006 and its predecessors) of the Guarantor attached to the Authorised Signatory’s Certificate referred to in paragraph 8 below;

8.	the authorised signatory’s certificate dated 4 March 2026 in respect of the Guarantor (the “Authorised Signatory’s Certificate”); and

9.	entries shown on the Registrar of Companies obtained by us from the Companies House database on 4 March 2026 of the file of the Guarantor maintained at Companies House (the “Company Searches”).

For the purposes of this letter, we have assumed:

(a)	that the Diageo Indenture, the Guarantees and the Diageo Debt Securities in substantially the form examined by us will have been duly executed and delivered by the parties thereto;

(b)	the conformity to original documents of all copy (including electronic copy) or draft documents examined by us and that the copy of the memorandum and articles of association of the Guarantor examined by us (which is attached to the Authorised Signatory’s Certificate) is complete and accurate and conforms to the original and would, if issued today, comply, as respects the articles of association, with section 36 of the Companies Act 2006 and that, in the case of any document of which we have examined or had regard to only an extract, the extract does not present a misleading view of the documents as a whole;

(c)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(d)	that the Indentures, the Guarantees, the Diageo Debt Securities, the Debt Warrants, the Other Warrants, the Purchase Contracts and the Units are valid and binding on the parties under the laws of the State of New York, United States of America (“New York law”) by which the Indentures, the Guarantees, the Diageo Debt Securities, the Debt Warrants, the Other Warrants, the Purchase Contracts and the Units are expressed to be governed and that the Diageo Capital Indenture and the Diageo Investment Indenture do, and, the Diageo Indenture, the Guarantees and the (i) Diageo Debt Securities, (ii) Debt Warrants, (iii) Other Warrants, (iv) Purchase Contracts and (v) Units will (when executed and delivered), create valid and binding obligations of the parties under New York law (being the law by which they are expressed to be governed), enforceable in accordance with their terms in competent courts of that jurisdiction;

(e)	that the equity warrant agreements relating to the Equity Warrants and the Equity Warrants will be governed by English law;

(f)	that the Debt Securities will be duly issued, authenticated and delivered in accordance with the provisions of the relevant Indenture;

(g)	the capacity, power and authority of each of the parties (other than the Guarantor) to execute, deliver and exercise its rights and perform its obligations under the Diageo Capital Indenture, the Diageo Investment Indenture and (when executed and delivered) the Diageo Indenture and that each Issuer has the capacity, power and authority to effect the execution, delivery or issue of the Guaranteed Debt Securities;

(h)	that no law of any jurisdiction outside England and Wales would prohibit or otherwise render the execution, delivery, issue or performance by any party of the terms of the Indentures, the Guarantees or the Diageo Debt Securities illegal or ineffective and that, insofar as any obligation under the Indentures, the Guarantees or the Diageo Debt Securities is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal, ineffective or prohibited by virtue of the law of that jurisdiction or contrary to public policy in that jurisdiction;

(i)	that each Debt Security will be in the form set out in Article Two of the relevant Indenture and will be subject to the terms and conditions of that Indenture;

(j)	that the terms and conditions applicable to the Debt Securities, Warrants, Purchase Contracts, Units and Shares will not be inconsistent with the Registration Statement or any supplement thereto;

(k)	that (1) the information disclosed by the Company Searches and our Dye & Durham winding up search on the Central Registry of Winding-up Petitions on 4 March 2026 in relation to the Guarantor (together, the “Searches”) was then complete, up-to-date and accurate and has not since then been altered or added to and (2) the Searches did not fail to disclose any information relevant for the purposes of this letter;

(l)	that (i) no proposal for a voluntary arrangement has been made, and no moratorium has been obtained, in relation to the Guarantor under Part I or Part A1 of the Insolvency Act 1986 (as amended), (ii) the Guarantor has not given any notice in relation to or passed any voluntary winding-up resolution, (iii) no application or filing has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of, or commencement of a moratorium in relation to, the Guarantor, and no step has been taken to strike off or dissolve the Guarantor, (iv) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Guarantor or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Guarantor or any of its assets or revenues;

(m)	that the minutes referred to in paragraph 5 above are a true record of the proceedings described therein of a duly convened, constituted and quorate meeting of the Guarantor’s board of directors acting in accordance with their duties as directors in so far as relevant to this letter and that the relevant meeting was duly held and that the authorisations given and resolutions passed thereat and the authorisations contained in the emails referred to in paragraph 6 above have not subsequently been rescinded or amended or superseded and that, in providing the authorisations contained in the emails referred to in paragraph 6 above and in making any subsequent decision, the directors of the Guarantor or person to whom they have delegated any such decision have acted or will act (as applicable) in accordance with their duties as directors and officers in the interests of and for a proper purpose of the Guarantor;

(n)	that the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts and the Units are or will be entered (as applicable) into by the Guarantor in good faith, in the interests of and for a proper purpose of the Guarantor;

(o)	that the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts and the Units are in the best interests of and to the advantage of the Guarantor and likely to promote the success of the Guarantor;

(p)	any restriction on borrowings or the giving of a guarantee in the articles of association of the Guarantor would not be contravened by the issue of the Debt Securities, the giving of the Guarantees or by its execution of the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts or the Units or by its exercise of its rights or performance of its obligations thereunder;

(q)	the statements made in the Authorised Signatory’s Certificate are complete and accurate as at today’s date;

(r)	all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indentures, the Guarantees, the Debt Securities, the Warrants, the Purchase Contracts and the Units under the laws of any jurisdiction other than England and Wales have been or will be duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction;

(s)	that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this letter;

(t)	that all signatures made or that will be made (as applicable) by the authorised signatories authenticate the Indentures, the Guarantees, the Debt Securities, the Warrants, the Purchase Contracts and the Units;

(u)	that, for United Kingdom tax purposes, each of the Guarantor and Diageo Capital plc is resident in, and only in, the United Kingdom and that interest and other amounts payable by Diageo Investment Corporation on debt instruments issued by them do not and will not have a UK source;

(v)	that, for United Kingdom tax purposes, Diageo Investment Corporation is resident in the United States of America, is not resident in the United Kingdom and does not have a permanent establishment in the United Kingdom;

(w)	that, in respect of each issue of Shares and of Equity Warrants, the Shares will have been duly created and the directors of the Guarantor will have been granted the necessary authority to issue the relevant Shares and/or Equity Warrants and that the issue of such Shares or Equity Warrants is in the best interests and to the advantage of the Guarantor and is likely to promote the success of the Guarantor;

(x)	that, in respect of each issue of Shares and Equity Warrants, such issue will not be subject to any pre-emptive or other rights of the holders of issued shares of the Guarantor except such rights as have been disapplied; and

(y)	that the Indentures, the Guarantees, the Debt Securities, the Debt Warrants, the Other Warrants, the Purchase Contracts and the Units have the same meaning and effect as if they were governed by English law.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters of fact not disclosed to us, we are of the opinion that:

1.	The Guarantor is a public limited company duly incorporated under the laws of England and Wales and is a validly existing company.

2.	The Guarantor has taken all necessary corporate action to authorise the execution and delivery of the Indentures. The Diageo Capital Indenture and the Diageo Investment Indenture have been, and when executed and delivered the Diageo Indenture will be, duly executed and delivered by the Guarantor.

3.	On the assumption that the Diageo Capital Indenture and the Diageo Investment Indenture do, and that, the Diageo Indenture, the Guarantees and the (i) Diageo Debt Securities, (ii) Debt Warrants, (iii) Other Warrants, (iv) Units and (v) Purchase contracts will (when executed and delivered), create valid and binding obligations of the parties under New York law, English law will not prevent any provisions of the Diageo Capital Indenture and the Diageo Investment Indenture and, in the case of the Diageo Indenture, the Guarantees and the (i) Diageo Debt Securities, (ii) Debt Warrants, (iii) Other Warrants, (iv) Units and (v) Purchase Contracts when executed and delivered, from being valid and binding obligations of the Guarantor.

4.	The statements in the Registration Statement in the seventh sentence of the section headed “Enforceability of Certain Civil Liabilities”, in the last paragraph of the section headed “Description of Debt Securities and Guarantees - Payment of Additional Amounts – Diageo and Diageo Capital” and in the sections headed “United Kingdom Taxation of Shares and ADSs” and “United Kingdom Taxation of Debt Securities”, insofar as they are summaries of tax considerations or refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

5.	When the Shares are issued and delivered against full payment therefor as contemplated in the Registration Statement and any supplement thereto and in conformity with the Guarantor’s articles of association and so as not to violate any applicable law or regulation and upon the entry of the names of the appropriate persons in the Guarantor’s register of members, such Shares will have been validly issued and fully paid up and no further contributions in respect of such Shares will be required to be made to the Guarantor by the holders thereof, by reason solely of their being such holders.

6.	When (i) the equity warrant agreements relating to the Equity Warrants have been duly authorised, executed and unconditionally delivered, (ii) the terms of the Equity Warrants and of their issuance and sale have been duly established in conformity with the Guarantor’s articles of association and so as not to violate any applicable law or breach of any agreement binding on the Guarantor and (iii) the applicable equity warrant agreements and the Equity Warrants have been duly executed and delivered, the Equity Warrants will constitute valid and binding obligations of the parties under English law.

Our reservations are as follows:

i.	We have not taken any steps to investigate or verify, and express no opinion on, the accuracy of the statements made in the Authorised Signatory’s Certificate save to the extent and then only in so far as they are matters on which we expressly opine in this letter (subject to the reservations and assumptions made in this letter).

ii.	Undertakings, covenants and indemnities contained in the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts and the Units may not be enforceable before an English court insofar as they purport to require payment or reimbursement of (a) the costs of any unsuccessful litigation brought before an English court or where the court has itself made an order for costs; or (b) any stamp duties.

iii.	Insofar as any obligation under the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts and the Units is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

iv.	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Guarantor under or in respect of the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts and the Units.

v.	This letter is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws and procedures affecting the rights of creditors.

vi.	In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of liabilities founded in the United States Federal or State securities laws.

vii.	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Guarantor or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

viii.	The terms “binding” and “enforceable” as used in this opinion to describe an obligation mean that the obligation is of a type which the English courts enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms, enforcement being subject to, for example, the discretion of the court to order specific performance or to issue an injunction, the provisions of the Limitation Act 1980, the acceptance of jurisdiction by the English courts, rules of procedure and principles of law and equity of general application.

ix.	Other than as expressly provided in paragraph 4, we have not been responsible for investigating or verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement, or that no material information has been omitted from it. We express no view as to whether or not there may be other laws or regulations to which the activities described in the Registration Statement could be subject or whether the persons responsible for the Registration Statement have discharged their obligations in relation to it.

x.	If an English court assumes jurisdiction, an English court would not apply New York law if:

(a)	it is not pleaded or proved;

(b)	to do so would be contrary to English public policy or mandatory rules of English law; or

(c)	to do so would give effect to a foreign penal, revenue or other public law.

xi.	Where the parties have agreed to submit to the exclusive jurisdiction of the court of any place outside England and Wales, the English courts would not accept jurisdiction unless strong cause were shown.

xii.	The English courts may stay proceedings or decline jurisdiction, notably if concurrent proceedings are being brought elsewhere. In some circumstances they may be obliged to do so and may be unable to issue a restraining order to prevent the commencement or continuation of proceedings threatened or brought in another court in breach of a jurisdiction clause.

xiii.	This letter is subject to any limitations arising from:

(a)	United Nations, European Union or United Kingdom sanctions or other similar measures applicable to any party to the Agreements or any transfers or payments made under the Agreements; and

(b)	EU Regulation 2271/96 (as it forms part of English law pursuant to the European Union (Withdrawal) Act 2018 (as amended)) protecting against the effects of the extra-territorial application of legislation adopted by a third country (the “Blocking Regulation”) and legislation related to the Blocking Regulation.

This letter is addressed to you in connection with the filing of the Registration Statement.

We consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our name and opinion under the captions “Enforceability of Certain Civil Liabilities”, “Taxation - United Kingdom Taxation" and “Validity of Securities” in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner.   The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May